EXHIBIT 99

P R E S S   R E L E A S E

RELEASE DATE:	CONTACT:

July 20, 2010	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
INCREASED SECOND QUARTER EARNINGS

Ellwood City, Pennsylvania, July 20, 2010 – – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended June 30, 2010 of $0.33 per diluted share on net income of $4.0 million as compared to earnings of $0.26 per diluted share on net income of $3.1 million for the quarter ended June 30, 2009, a 26.9% increase in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.82% and 9.30%, respectively, for the quarter ended June 30, 2010, compared to 0.64% and 8.23%, respectively, for the quarter ended June 30, 2009.

For the six month period ended June 30, 2010, the Company realized earnings of $0.61 per diluted share on net income of $7.3 million compared to earnings of $0.51 per diluted share on net income of $6.2 million for the same period in the prior year, a 19.6% increase in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.75% and 8.65%, respectively, for the six-month period ended June 30, 2010, compared to 0.62% and 8.30%, respectively, for the six months ended June 30, 2009.

Income for the quarter and six months ended June 30, 2009 was negatively affected by the Federal Deposit Insurance Corporation’s decision to establish a special assessment of five basis points on all FDIC-insured financial institutions. The assessment of $900,000 was recorded in the second quarter of 2009.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the improvement in earnings for the quarter and six months ended June 30, 2010. The last several years have presented a challenging time for the banking industry and the challenges have continued into 2010. We have been successful and prudent in managing and improving our net interest rate margin while protecting our asset quality and our future earnings potential. Our net interest rate margin has improved 32 basis points since December 31, 2009. This improvement is largely fueled by the growth in our deposits of $48.4 million, or 5.1% since December 31, 2009. The primary source of the deposit growth has been lower rate core deposits which increased approximately $34.3 million, or 13.1% in the same period. This steadfast policy in managing and growing our interest rate margin has minimized the effect of impairment related charges on securities and joint ventures on our net income in 2010.”  Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.”

Press Release

July 20, 2010

Consolidated net income increased $843,000, or 27.0%, to $4.0 million for the quarter ended June 30, 2010, compared to $3.1 million for the same period in the prior year.  This increase was primarily the result of an increase in net interest income of $1.5 million and a decrease in non-interest expense of $552,000, partially offset by a decrease in non-interest income of $518,000 and increases in provision for income taxes and net income attributable to the non-controlling interest, related to the joint ventures, of $403,000 and $313,000, respectively. The increase in net interest income for the quarter June 30, 2010 was primarily the result of a decrease in interest expense of $3.3 million, partially offset by a decrease in interest income of $1.8 million. The decrease to non-interest income was comprised of decreases to net gain on sale of loans and net realized gain on sale of securities of $112,000 and $247,000 respectively, as well as an increase in net realized loss on derivatives of $797,000, partially offset by an increase in income from real estate joint ventures of $679,000. The $552,000 decrease in non-interest expense was the result of a decrease in FDIC insurance premiums of $822,000, partially offset by an increase in compensation and employee benefits of $262,000.

Consolidated net income for the six month period ended June 30, 2010, as compared to the six month period ended June 30, 2009, increased $1.2 million, or 19.3%, to $7.3 million from $6.2 million.  This increase was the result of an increase in net interest income of $3.4 million and a decrease to non-interest expense of $127,000, partially offset by a decrease in non-interest income of $1.7 million and increases in provision for income taxes and net income attributable to non controlling interest, related to the joint ventures, of $626,000 and $49,000, respectively.  The increase in net interest income for the period ended June 30, 2010 was primarily the result of a decrease in interest expense of $6.8 million, partially offset by a decrease in interest income of $3.4 million. The $1.7 million decrease in non-interest income was comprised of decreases to net gain on sale of loans and net realized gain on sale of securities of $161,000 and $247,000, respectively, as well as increases in net realized loss on derivatives and impairment losses on investment securities of $975,000 and $327,000, respectively, partially offset by an increase to income from real estate joint ventures of $92,000.

Non-interest income for the quarter ended June 30, 2010 was affected by impairment charges on a collateralized debt obligation that is comprised of sixteen financial institutions, a collateralized mortgage obligation bond and equity securities that the Company holds in community banks of $128,000, $115,000 and $29,000, respectively, as well as a write-down of the market value of its interest rate caps of approximately $414,000.

Non-interest income for the six month period ended June 30, 2010 was affected by impairment charges on a collateralized debt obligation that is comprised of sixteen financial institutions, a collateralized mortgage obligation bond and equity securities that the Company holds in community banks of $426,000, $115,000 and $40,000, respectively, as well as a write-down of the market value of its interest rate caps of approximately $733,000. Additionally, the Company incurred write downs of land acquisition and development costs of approximately $852,000 at one of the Company’s joint ventures.

The Company’s total assets decreased by $13.0 million, or 0.7%, to $1.95 billion at June 30, 2010 from $1.96 billion at December 31, 2009. This decrease during the period resulted primarily from decreases to securities available for sale, loans receivable and real estate held for investment of $19.9 million, or 1.8%, $3.7 million, or 0.5% and $3.8 million, or 13.8%, respectively, partially offset by an increase in cash and cash equivalents of $14.7 million, or 90.4%. Total non-performing assets increased to $5.8 million at June 30, 2010 compared to $5.0 million at December 31, 2009 and non-performing assets to total assets were 0.30% at June 30, 2010 compared to 0.25% at December 31, 2009. The increase to non-performing assets was primarily due to an increase in the non-performing single family real estate loans.  The Company’s total liabilities decreased $21.4 million, or 1.1%, to $1.77 billion at June 30, 2010. This decrease resulted primarily from a decrease to borrowings of $76.1 million, or 9.2%, partially offset by an increase to deposits of $48.4 million, or 5.1%.  Total stockholders’ equity increased $8.4 million, or 5.1%, to $173.1 million at June 30, 2010, from $164.8 million at December 31, 2009.  The increase to stockholders’ equity was primarily the result of increases in additional paid in capital, retained earnings and accumulated other comprehensive income of $121,000, $4.7 million and $3.4 million, respectively, and a decrease in unearned employee stock ownership plan of $412,000. Average stockholders’ equity to average assets was 8.70%, and book value per share was $14.41 at June 30, 2010 compared to 7.95% and $13.70, respectively, at December 31, 2009.

Press Release

July 20, 2010

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The Nasdaq Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

July 20, 2010

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Interest income	$21,407	$23,202	$43,529	$46,894
Interest expense	10,603	13,917	21,929	28,778

Net interest income	10,804	9,285	21,600	18,116
Provision for loan losses	200	206	554	516
Net interest income after provision for
loan losses	10,604	9,079	21,046	17,600
Noninterest income	1,585	2,103	1,758	3,465
Noninterest expense	6,713	7,265	13,387	13,514
Income before provision
for income taxes	5,476	3,917	9,417	7,551
Provision for income taxes	1,100	697	1,920	1,294

Net income	4,376	3,220	7,497	6,257
Less: Net income attributable to noncontrolling interest	407	94	148	99
Net income attributable to ESB Financial Corporation	$3,969	$3,126	$7,349	$6,158

Net income per share:
Basic	$0.33	$0.26	$0.61	$0.52
Diluted	$0.33	$0.26	$0.61	$0.51

Net interest margin	2.63%	2.22%	2.61%	2.14%
Annualized return on average assets	0.82%	0.64%	0.75%	0.62%
Annualized return on average equity	9.30%	8.23%	8.65%	8.30%

FINANCIAL CONDITION DATA:
			June 30,	December 31,
			2010	2009

Total assets			$1,947,688	$1,960,677
Cash and cash equivalents			31,042	16,300
Total investment securities			1,087,042	1,106,910
Loans receivable, net			667,713	671,387
Customer deposits			992,762	944,347
Borrowed funds (includes subordinated debt)			753,584	829,641
Stockholders' equity			173,115	164,752
Book value per share			$14.41	$13.70

Average equity to average assets			8.70%	7.95%
Allowance for loan losses to loans receivable			0.91%	0.88%
Non-performing assets to total assets			0.30%	0.25%
Non-performing loans to total loans			0.73%	0.59%